EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
01/17/06	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S DELIVERS STRONG DECEMBER COMPARABLE SALES

  Global comparable sales up 5.0% in December and positive for every month of 2005 - reaching 32 consecutive months of comparable sales increases
  December comparable sales for the U.S. and Europe rose 4.4% and 4.6%, respectively
  Fourth quarter 2005 earnings per share are expected to be about $0.48 per share - a significant increase over the prior year’s performance

OAK BROOK, IL - McDonald's Corporation announced today that global comparable sales rose 5.0% in December, on top of a 4.9% increase achieved for December 2004. Global comparable sales for the fourth quarter and year were strong at 4.2% and 3.9%, respectively.
McDonald's Chief Executive Officer Jim Skinner commented, "I’m pleased with the solid performance delivered under the Plan to Win and our ability to sustain the momentum we’ve created. The positive comparable sales achieved across all segments for the second consecutive year is evidence of the effectiveness of our ongoing customer-focused initiatives. Throughout 2005, we strengthened our business around the world with more quality food choices, greater convenience and an enhanced focus on the McDonald’s restaurant experience.
"In the U.S., comparable sales rose 4.4% for the month of December, reflecting the ongoing popularity of McDonald’s signature breakfast menu and our premium chicken offerings. U.S. customers also responded positively to McDonald’s Arch Cards, our new gift cards launched during the holidays.
"Europe’s comparable sales for the month were up 4.6%, led by strong performance in Germany, France and Russia. In Germany, customer enthusiasm for the market’s December Monopoly promotion combined with our everyday value menu and premium products drove results. We remain focused on building sales momentum across Europe, and I am confident we have the right plans in place to do this.

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"In Asia/Pacific, Middle East and Africa, ongoing initiatives to provide locally relevant menu options and compelling everyday value drove comparable sales up 5.9% in December, led by strong results in Japan, Australia and Taiwan.
"As we look forward to 2006, I am confident that our customer-focused initiatives will continue to further connect with consumers and deliver long term, profitable growth for all McDonald’s shareholders."

Percent Inc / (Dec)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended December 31,	2005	2004	Reported	Currency
McDonald’s Restaurants*	5.0	4.9	2.0	6.0
Major Segments:
U.S.	4.4	6.9	5.2	5.2
Europe	4.6	2.2	(5.7)	5.7
AMPEA**	5.9	3.3	0.7	7.8

Quarter ended December 31,
McDonald’s Restaurants*	4.2	5.1	2.5	5.2
Major Segments:
U.S.	4.1	7.2	4.8	4.8
Europe	2.8	1.8	(4.0)	3.9
APMEA**	5.8	3.1	2.3	7.6

Year-To-Date December 31,
McDonald’s Restaurants*	3.9	6.9	5.6	5.0
Major Segments:
U.S.	4.4	9.6	5.1	5.1
Europe	2.6	2.4	4.1	4.0
APMEA**	4.0	5.6	6.2	5.6

*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

Fourth quarter 2005 earnings are expected to be about $0.48 per share, including a combined $0.03 per share of negative impact from foreign currency exchange rates and expense related to asset impairment, primarily in South Korea. Fourth quarter 2004 reported earnings were $0.31 per share. Fourth quarter 2004 pro forma earnings of $0.28 per share included stock-based compensation expense of $0.03 per share*.  Both reported and pro forma earnings for 2004 included $0.14 per share net expense related to lease accounting, asset impairment and a non-operating gain.

* Pro forma stock compensation expense was $0.11 per share for 2004, as disclosed in our 2004 Form 10-K, and $0.08 for the first nine months of 2004, as disclosed in the applicable Form 10-Q. Accordingly, pro forma stock compensation for the fourth quarter of 2004 was $0.03 per share.

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Definitions
  Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters such as hurricanes. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.
  Information in constant currency is calculated by translating current year results at prior year average exchange rates.
  Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Upcoming Communications
McDonald's tentatively plans to release fourth quarter results before the market opens on January 24, 2006, and will host an investor webcast at 10:30 a.m. Central Time. A link to the live and archived webcast will be available on www.investor.mcdonalds.com.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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